PRICING SUPPLEMENT
Dated November 2, 2026
Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-298611
(To Prospectus dated October 1, 2026,
Prospectus Supplement dated October 1, 2026,
Underlier Supplement dated October 1, 2026
and Product Supplement dated October 1, 2026)

The Bank of Nova Scotia $3,000,000 Trigger Autocallable Notes

Linked to the least performing of the Dow Jones Industrial Average®, the Russell 2000® Index and the S&P 500® Equal Weight Index due November 7, 2033

Investment Description

The Bank of Nova Scotia Trigger Autocallable Notes (the “Notes”) are senior, unsecured debt securities issued by The Bank of Nova Scotia (“BNS” or the “issuer”) linked to the least performing of the Dow Jones Industrial Average®, the Russell 2000® Index and the S&P 500® Equal Weight Index (each, an “underlying asset”, and together, the “underlying assets”). BNS will automatically call the Notes early if the closing level of each underlying asset on any observation date, including the final valuation date, is equal to or greater than its call threshold level, which is a level of each underlying asset equal to a percentage of its initial level, as indicated below. If the Notes are subject to an automatic call, BNS will pay on the applicable call settlement date following such observation date a cash payment per Note equal to the “call price”, which is the principal amount plus a call return based on the call return rate, and no further payments will be owed to you under the Notes. The call return increases the longer the Notes are outstanding. If the Notes are not subject to an automatic call and the closing level of each underlying asset on the final valuation date (its “final level”) is equal to or greater than its downside threshold, BNS will pay you a cash payment per Note at maturity that is equal to the principal amount. If, however, the Notes are not subject to an automatic call and the final level of any underlying asset is less than its downside threshold, BNS will pay you a cash payment per Note at maturity that is less than the principal amount, if anything, resulting in a percentage loss on your principal amount equal to the percentage decline in the least performing underlying asset from its initial level to its final level (the “underlying return”) and, in extreme situations, you could lose your entire investment in the Notes. The “least performing underlying asset” is the underlying asset with the lowest underlying return as compared to any other underlying asset. Investing in the Notes involves significant risks. You will lose a significant portion or all of your initial investment if the Notes are not subject to an automatic call and the final level of any underlying asset is less than its downside threshold. You will be exposed to the market risk of each underlying asset on each observation date and on the final valuation date and any decline in the level of one underlying asset may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the level of any other underlying asset. Higher call return rates are generally associated with a greater risk of loss and a greater risk that the Notes will not be subject to an automatic call. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of BNS. If BNS were to default on its payment obligations you may not receive any amounts owed to you under the Notes and you could lose your entire investment in the Notes.

Features

❑

Automatic Call Feature — BNS will automatically call the Notes if the closing level of each underlying asset on any observation date, including the final valuation date, is equal to or greater than its call threshold level. If the Notes are subject to an automatic call, BNS will pay on the applicable call settlement date a cash payment per Note equal to the call price for the relevant observation date. The call return increases the longer the Notes are outstanding.

❑

Contingent Repayment of Principal at Maturity with Potential for Full Downside Market Exposure — If the Notes are not subject to an automatic call and the final level of each underlying asset is equal to or greater than its downside threshold, BNS will pay you a cash payment per Note at maturity equal to the principal amount. If, however, the Notes are not subject to an automatic call and the final level of any underlying asset is less than its downside threshold, BNS will pay you a cash payment per Note at maturity that is less than the principal amount, if anything, resulting in a percentage loss on your principal amount equal to the underlying return of the least performing underlying asset and, in extreme situations, you could lose your entire investment in the Notes. The contingent repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of BNS.

Key Dates

Strike Date	October 30, 2026
Trade Date*	November 2, 2026
Settlement Date*	November 5, 2026
Observation Dates**	Quarterly (callable after 12 months) (see page P-2)
Final Valuation Date**	November 2, 2033
Maturity Date**	November 7, 2033
*

We expect to deliver the Notes against payment on the third business day following the trade date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day (T+1), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes in the secondary market on any date prior to one business day before delivery of the Notes will be required, by virtue of the fact that each Note initially will settle in three business days (T+3), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.

**	Subject to postponement in the event of a market disruption event, as described in the accompanying product supplement.

Notice to investors: the Notes are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay the principal amount of the Notes at maturity, and the Notes may have the same downside market risk as that of the least performing underlying asset. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of BNS. You should not purchase the Notes if you do not understand or are not comfortable with the significant risks involved in investing in the Notes.

You should carefully consider the risks described under “Key Risks” beginning on page P-4 and under “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the accompanying product supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and on page 8 of the accompanying prospectus. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Notes. You may lose a significant portion or all of your investment in the Notes. The Notes will not be listed or displayed on any securities exchange or any electronic communications network.

Note Offering

The initial level of each underlying asset is its closing level on the strike date and not its closing level or its level at any other time on the trade date, and the remaining final terms of the Notes were also set on the strike date. The Notes are offered at a minimum investment of 100 Notes at $10 per Note (representing a $1,000 investment), and integral multiples of $10 in excess thereof.

Underlying Assets	Bloomberg Tickers	Call Return Rate*	Initial Levels	Call Threshold Levels	Downside Thresholds	CUSIP	ISIN
Dow Jones Industrial Average®	INDU	12.70% per annum	51,770.31	49,181.79, which is 95.00% of its Initial Level	38,827.73, which is 75.00% of its Initial Level	06420D571	US06420D5712
Russell 2000® Index	RTY		2,811.844	2,671.252, which is 95.00% of its Initial Level	2,108.883, which is 75.00% of its Initial Level
S&P 500® Equal Weight Index	SPW		8,842.30	8,400.19, which is 95.00% of its Initial Level	6,631.73, which is 75.00% of its Initial Level

* The call return is based on the call return rate and will vary depending on the call settlement date on which the Notes are called, if any.

The initial estimated value of your Notes on the trade date was $10.061 per principal amount. See “Additional Information Regarding Estimated Value of the Notes” herein and “Key Risks — Risks Relating to Estimated Value and Liquidity” beginning on page P-5 of this document for additional information. The actual value of your Notes at any time will reflect many factors and cannot be predicted with accuracy.

See “Additional Information About BNS and the Notes” on page P-ii. The Notes will have the terms set forth in the accompanying product supplement, prospectus supplement, underlier supplement and prospectus, each dated October 1, 2026, and this document.

Neither the Securities and Exchange Commission (the “SEC”) nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this document, the accompanying product supplement, underlier supplement, prospectus supplement or prospectus. Any representation to the contrary is a criminal offense.

The Notes are not insured by the Canada Deposit Insurance Corporation (the “CDIC”) pursuant to the Canada Deposit Insurance Corporation Act (the “CDIC Act”) or the U.S. Federal Deposit Insurance Corporation or any other government agency of Canada, the U.S. or any other jurisdiction. The Notes are not bail-inable debt securities under the CDIC Act.

Offering of Notes	Issue Price to Public		Underwriting Discount(1)(2)		Proceeds to The Bank of Nova Scotia(1)(2)
	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the least performing of the Dow Jones Industrial Average®, the Russell 2000® Index and the S&P 500® Equal Weight Index	$3,000,000.00	$10.00	$0.00	$0.00	$3,000,000.00	$10.00

(1) Scotia Capital (USA) Inc. (“SCUSA”), our affiliate, has agreed to purchase the Notes at the principal amount and, as part of the distribution of the Notes, has agreed to sell the Notes to UBS Financial Services Inc. (“UBS”) at the principal amount. UBS offered the Notes at the issue price to certain fee-based advisory accounts for which UBS is an investment adviser. See “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)” herein for additional information.

(2) This amount excludes any profits to BNS, SCUSA or any of our other affiliates from hedging. See “Key Risks— Risks Relating to Estimated Value and Liquidity” and “— Risks Relating to Hedging Activities and Conflicts of Interest” and “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)” herein for additional considerations relating to hedging activities.

Scotia Capital (USA) Inc.	UBS Financial Services Inc.

Additional Information About BNS and the Notes

You should read this pricing supplement together with the prospectus dated October 1, 2026, as supplemented by the prospectus supplement dated October 1, 2026, the underlier supplement dated October 1, 2026 and the product supplement (Market-Linked Notes, Series A) dated October 1, 2026, relating to our Senior Note Program, Series A, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product supplement.

The Notes may vary from the terms described in the accompanying prospectus, prospectus supplement, underlier supplement and product supplement in several important ways. You should read this pricing supplement carefully, including the documents incorporated by reference herein. In the event of any conflict between this pricing supplement and any of the foregoing, the following hierarchy will govern: first, this pricing supplement; second, the accompanying product supplement; third, the accompanying underlier supplement; fourth, the accompanying prospectus supplement; and last, the accompanying prospectus. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website).

This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” herein, in “Additional Risk Factors Specific to the Notes” of the accompanying product supplement and in “Risk Factors” of the accompanying prospectus supplement and of the accompanying prospectus, as the Notes involve risks not associated with conventional debt securities.

We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes in light of your particular circumstances.

You may access these documents on the SEC website at www.sec.gov as follows:

♦Product Supplement (Market-Linked Notes, Series A) dated October 1, 2026:
http://www.sec.gov/Archives/edgar/data/9631/000183988226048521/bns_424b2-31770.htm

♦Underlier Supplement dated October 1, 2026:

http://www.sec.gov/Archives/edgar/data/9631/000183988226048979/bns_424b2-31771.htm

♦Prospectus Supplement dated October 1, 2026:

http://www.sec.gov/Archives/edgar/data/9631/000183988226048532/bns_424b3-31769.htm

♦Prospectus dated October 1, 2026:
http://www.sec.gov/Archives/edgar/data/9631/000119312526410029/d175586d424b3.htm

References to “BNS”, “we”, “our” and “us” refer only to The Bank of Nova Scotia and not to its consolidated subsidiaries and references to the “Trigger Autocallable Notes” or the “Notes” refer to the Notes that are offered hereby. Also, references to the “accompanying product supplement” mean the BNS product supplement, dated October 1, 2026, references to the “accompanying underlier supplement” mean the BNS underlier supplement, dated October 1, 2026, references to the “accompanying prospectus supplement” mean the BNS prospectus supplement, dated October 1, 2026 and references to the “accompanying prospectus” mean the BNS prospectus, dated October 1, 2026.

BNS reserves the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, BNS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case BNS may reject your offer to purchase.

P-ii

Investor Suitability

The Notes may be suitable for you if:

♦You fully understand and are willing to accept the risks inherent in an investment in the Notes, including the risk of loss of a significant portion or all of your investment in the Notes.

♦You understand and accept that an investment in the Notes is linked to the performance of the least performing underlying asset and not a basket of the underlying assets, that you will be exposed to the individual market risk of each underlying asset on each observation date and on the final valuation date, and that you will lose a significant portion or all of your investment if the final level of any underlying asset is less than its downside threshold.

♦You can tolerate a loss of a significant portion or all of your investment and are willing to make an investment that may have the same downside market risk as that of a hypothetical investment in the least performing underlying asset or the stocks comprising such underlying asset (its “underlying constituents”).

♦You are willing to invest in the Notes based on the call threshold levels and downside thresholds indicated on the cover hereof.

♦You believe that the closing level of each underlying asset will be equal to or greater than its call threshold level on one of the specified observation dates, including the final valuation date, and you believe that the levels of the underlying assets will appreciate over the term of the Notes by a percentage that is less than the applicable call return.

♦You understand and accept that you will not earn any positive return unless the Notes are automatically called, that you will not participate in any appreciation in the levels of the underlying assets, that any potential positive return is limited to the applicable call return, and you are willing to invest in the Notes based on the call return rate specified on the cover hereof.

♦You can accept that the risks of each underlying asset are not mitigated by the performance of any other underlying asset and the risks of investing in securities with a return based on the performance of multiple underlying assets.

♦You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the levels of the underlying assets.

♦You do not seek guaranteed current income from your investment and are willing to forgo any dividends paid on the underlying constituents.

♦You are willing to invest in Notes that may be subject to an automatic call and you are otherwise willing to hold such Notes to maturity and you accept that there may be little or no secondary market for the Notes.

♦You understand and are willing to accept the risks associated with the underlying assets.

♦You are willing to assume the credit risk of BNS for all payments under the Notes, and understand that if BNS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The Notes may not be suitable for you if:

♦You do not fully understand or are not willing to accept the risks inherent in an investment in the Notes, including the risk of loss of a significant portion or all of your investment in the Notes.

♦You do not understand or are unwilling to accept that an investment in the Notes is linked to the performance of the least performing underlying asset and not a basket of the underlying assets, that you will be exposed to the individual market risk of each underlying asset on each observation date and on the final valuation date and that you will lose a significant portion or all of your investment if the final level of any underlying asset is less than its downside threshold.

♦You require an investment designed to provide a full return of principal at maturity.

♦You cannot tolerate a loss of a significant portion or all of your investment or are unwilling to make an investment that may have the same downside market risk as that of a hypothetical investment in the least performing underlying asset or its underlying constituents.

♦You are unwilling to invest in the Notes based on the call threshold levels or downside thresholds specified on the cover hereof.

♦You believe that the closing level of at least one underlying asset will decline during the term of the Notes and is likely to be less than its call threshold level on the specified observation dates, including the final valuation date, or you believe that the level of an underlying asset will appreciate over the term of the Notes by a percentage that is greater than the applicable call return.

♦You cannot accept that the risks of each underlying asset are not mitigated by the performance of any other underlying asset or the risks of investing in securities with a return based on the performance of multiple underlying assets.

♦You believe that the final level of any underlying asset will be less than its downside threshold.

♦You seek an investment that participates in the full appreciation in the levels of the underlying assets or that has unlimited return potential, or you are unwilling to invest based on call threshold levels or downside thresholds indicated on the cover hereof.

♦You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the levels of the underlying assets.

♦You seek guaranteed current income from this investment or prefer to receive any dividends paid on the underlying constituents.

♦You are unable or are unwilling to invest in Notes that may be subject to an automatic call, you are otherwise unable or unwilling to hold the Notes to maturity or you seek an investment for which there will be an active secondary market for the Notes.

♦You do not understand or are unwilling to accept the risks associated with the underlying assets.

♦You are unwilling to assume the credit risk of BNS for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should review “Information About the Underlying Assets” herein for more information on the underlying assets. You should also review carefully the “Key Risks” section herein and the more detailed “Additional Risk Factors Specific to the Notes” in the accompanying product supplement for risks related to an investment in the Notes.

Final Terms

Issuer	The Bank of Nova Scotia
Issue	Senior Note Program, Series A
Agents

Scotia Capital (USA) Inc. (“SCUSA”) and UBS Financial Services Inc. (“UBS”). See “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)” herein for additional information.

Principal Amount	$10 per Note
Term	Approximately 7 years, unless subject to an automatic call.
Underlying Assets	The Dow Jones Industrial Average®, the Russell 2000® Index and the S&P 500® Equal Weight Index
Automatic Call Feature

BNS will automatically call the Notes if the closing level of each underlying asset on any observation date, including the final valuation date, is equal to or greater than its call threshold level.

If the Notes are subject to an automatic call, BNS will pay you on the call settlement date a cash payment per Note equal to the call price for the relevant observation date. Following an automatic call, no further payments will be made on the Notes.

Call Return Rate	12.70% per annum
Call Return	As set forth in the table below. The call return increases the longer the Notes are outstanding and is based upon the call return rate.
Call Price	The call price equals the principal amount per Note plus the applicable call return.

The table below reflects the call return rate of 12.70% per annum.

Observation Date(1)	Call Settlement Date(1)(2)	Call Return	Call Price (per Note)
November 8, 2027	November 10, 2027	12.700%	$11.2700
February 2, 2028	February 4, 2028	15.875%	$11.5875
May 2, 2028	May 4, 2028	19.050%	$11.9050
August 2, 2028	August 4, 2028	22.225%	$12.2225
November 2, 2028	November 6, 2028	25.400%	$12.5400
February 2, 2029	February 6, 2029	28.575%	$12.8575
May 2, 2029	May 4, 2029	31.750%	$13.1750
August 2, 2029	August 6, 2029	34.925%	$13.4925
November 2, 2029	November 6, 2029	38.100%	$13.8100
February 4, 2030	February 6, 2030	41.275%	$14.1275
May 2, 2030	May 6, 2030	44.450%	$14.4450
August 2, 2030	August 6, 2030	47.625%	$14.7625
November 4, 2030	November 6, 2030	50.800%	$15.0800
February 3, 2031	February 5, 2031	53.975%	$15.3975
May 2, 2031	May 6, 2031	57.150%	$15.7150
August 4, 2031	August 6, 2031	60.325%	$16.0325
November 3, 2031	November 5, 2031	63.500%	$16.3500
February 2, 2032	February 4, 2032	66.675%	$16.6675
May 3, 2032	May 5, 2032	69.850%	$16.9850
August 2, 2032	August 4, 2032	73.025%	$17.3025
November 2, 2032	November 4, 2032	76.200%	$17.6200
February 2, 2033	February 4, 2033	79.375%	$17.9375
May 2, 2033	May 4, 2033	82.550%	$18.2550
August 2, 2033	August 4, 2033	85.725%	$18.5725
Final Valuation Date	Maturity Date	88.900%	$18.8900

(1) Subject to the market disruption event provisions set forth under “General Terms of the Notes — Unavailability of the Closing Value of a Reference Asset; Adjustments to a Reference Asset — Unavailability of the Closing Value of a Reference Index; Alternative Calculation Methodology” and “General Terms of the Notes — Market Disruption Events — Market Disruption Events for a Reference Index” in the accompanying product supplement.

(2) If any observation date is postponed, the related call settlement date will be postponed such that the number of business days between the observation date and the call settlement date remains the same. If a call settlement date is not a business day, such date will be the next following business day.

Payment at Maturity (per Note)

If the Notes are not subject to an automatic call and the final level of each underlying asset is equal to or greater than its downside threshold, BNS will pay you a cash payment equal to:

Principal Amount of $10

If the Notes are not subject to an automatic call and the final level of any underlying asset is less than its downside threshold, BNS will pay you a cash payment that is less than the principal amount, if anything, equal to:

$10 × (1 + Underlying Return of the Least Performing Underlying Asset)

In this case, you will suffer a percentage loss on your principal amount equal to the underlying return of the least performing underlying asset regardless of the underlying return of any other underlying asset and, in extreme situations, you could lose your entire investment in the Notes.

Least Performing Underlying Asset	The underlying asset with the lowest underlying return as compared to any other underlying asset.
Underlying Return	For each underlying asset, the quotient, expressed as a percentage, of the following formula: Final Level – Initial Level Initial Level
Downside Threshold(3)	For each underlying asset, a specified level of the underlying asset that is less than its initial level, equal to a percentage of its initial level, as specified on the cover hereof.
Call Threshold Level(3)	For each underlying asset, a specified level of the underlying asset that is equal to a percentage of its initial level, as indicated on the cover hereof.
Initial Level(3)	The closing level of each underlying asset on the strike date and not its closing level on the trade date, as specified on the cover hereof.
Final Level(3)	The closing level of each underlying asset on the final valuation date.
Trading Day	With respect to an underlying asset, as specified in the product supplement under “General Terms of the Notes — Special Calculation Provisions — Trading Day”.
Business Day	As specified in the product supplement under “General Terms of the Notes — Special Calculation Provisions — Business Day”.
Tax Redemption

Notwithstanding anything to the contrary in the accompanying product supplement, the provision set forth under “General Terms of the Notes — Payment of Additional Amounts” and “General Terms of the Notes — Tax Redemption” shall not apply to the Notes.

Canadian Bail-in	The Notes are not bail-inable debt securities under the CDIC Act.
Terms Incorporated

All of the terms appearing above the item under the caption “General Terms of the Notes” in the accompanying product supplement, as modified by this pricing supplement, and for purposes of the foregoing, references herein to “underlying asset”, “underlying constituents”, “closing level”, “underlying return”, “downside threshold” and “observation dates” mean “reference asset”, “reference asset constituents”, “closing value”, “reference asset return”, “barrier value” and “valuation dates”, respectively, each as defined in the accompanying product supplement. In addition to those terms, the following two sentences are also so incorporated into the master note: BNS confirms that it fully understands and is able to calculate the effective annual rate of interest applicable to the Notes based on the methodology for calculating per annum rates provided for in the Notes. BNS irrevocably agrees not to plead or assert Section 4 of the Interest Act (Canada), whether by way of defense or otherwise, in any proceeding relating to the Notes.

(3) As determined by the calculation agent and as may be adjusted as described under “General Terms of the Notes — Unavailability of the Closing Value of a Reference Asset; Adjustments to a Reference Asset — Unavailability of the Closing Value of a Reference Index; Alternative Calculation Methodology”, as described in the accompanying product supplement.

Investment Timeline

Strike Date	The initial level of each underlying asset is observed and the final terms of the Notes are set.

Observation Dates (Quarterly, callable after 12 months)

The Notes will be subject to an automatic call if the closing level of each underlying asset on any observation date (quarterly, callable after 12 months), including the final valuation date, is equal to or greater than the call threshold level.

If the Notes are subject to an automatic call, BNS will pay on the call settlement date a cash payment per Note equal to the call price for the relevant observation date. Following an automatic call, no further payments will be made on the Notes.

Maturity Date

The final level of each underlying asset is observed on the final valuation date and the underlying return of each underlying asset is calculated.

If the Notes are not subject to an automatic call and the final level of each underlying asset is equal to or greater than its downside threshold, BNS will pay you a cash payment per Note at maturity equal to:

Principal Amount of $10

If the Notes are not subject to an automatic call and the final level of any underlying asset is less than its downside threshold, BNS will pay you a cash payment per Note at maturity that is less than the principal amount, if anything, equal to:

$10 × (1 + Underlying Return of the Least Performing Underlying Asset)

In this case, you will suffer a percentage loss on your principal amount equal to the underlying return of the least performing underlying asset regardless of the underlying return of any other underlying asset and, in extreme situations, you could lose your entire investment in the Notes.

Investing in the Notes involves significant risks. You may lose a significant portion or all of your investment in the Notes. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of BNS. If BNS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment in the Notes.

You will lose a significant portion or all of your investment if the Notes are not subject to an automatic call and the final level of any underlying asset is less than its downside threshold. You will be exposed to the market risk of each underlying asset on each observation date and on the final valuation date and any decline in the level of one underlying asset may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the level of any other underlying asset.

Key Risks

An investment in the offering of the Notes involves significant risks. Investing in the Notes is not equivalent to a hypothetical investment in any or all of the underlying assets or underlying constituents. Some of the key risks that apply to the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes under “Additional Risk Factors Specific to the Notes” of the accompanying product supplement and “Risk Factors” of the accompanying prospectus supplement and of the accompanying prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes in light of your particular circumstances.

Risks Relating to Return Characteristics

♦Risk of loss at maturity — The Notes differ from ordinary debt securities in that BNS will not necessarily repay the principal amount of the Notes at maturity. If the Notes are not subject to an automatic call and the final level of any underlying asset is less than its downside threshold, you will lose a percentage of your principal amount equal to the underlying return of the least performing underlying asset and, in extreme situations, you could lose your entire investment in the Notes.

♦The contingent repayment of principal applies only at maturity — You should be willing to hold your Notes to an automatic call or maturity. If you are able to sell your Notes prior to an automatic call or maturity in the secondary market, you may have to sell them at a loss relative to your investment even if the level of each underlying asset is equal to or greater than its downside threshold and call threshold level. All payments on the Notes are subject to the creditworthiness of BNS.

♦No interest payments — BNS will not pay any interest with respect to the Notes.

♦Your potential return on the Notes is limited to any call return and you will not participate in any appreciation in the level of any underlying asset or underlying constituents — The return potential of the Notes is limited to the pre-specified call return resulting from an automatic call, regardless of any appreciation in the level of any underlying asset. The Notes will only be subject to an automatic call if the closing level or the final level, as applicable, of each underlying asset on an observation date is equal to or greater than its call threshold level. In addition, because the call return increases the longer the Notes have been outstanding, the call price payable with respect to earlier observation dates is less than the call price payable with respect to later observation dates. The earlier the Notes are subject to an automatic call, the lower your return will be. Because the Notes may be subject to an automatic call as early as the first potential call settlement date, the total return on the Notes could be less than if the Notes remained outstanding until maturity. Furthermore, if the Notes are not subject to an automatic call and the final level of any underlying asset is less than its downside threshold, you will be subject to the decline of the least performing underlying asset even though you cannot participate in any appreciation in the level of any underlying asset or underlying constituents. As a result, the return on an investment in the Notes could be less than the return on a hypothetical direct investment in any or all of the underlying assets or underlying constituents. In addition, as an owner of the Notes, you will not have voting rights or any other rights of a holder of the underlying constituents.

♦A higher call return rate or lower downside thresholds or call threshold levels may reflect greater expected volatility of the underlying assets, and greater expected volatility generally indicates an increased risk of loss at maturity — The economic terms for the Notes, including the call return rate, call threshold levels and downside thresholds, are based, in part, on the expected volatility of each underlying asset at the time the terms of the Notes are set. “Volatility” refers to the frequency and magnitude of changes in the level of each underlying asset. The greater the expected volatility of each underlying asset as of the time the terms of the Notes are determined, the greater the expectation is as of that date that the closing level or the final level, as applicable, of each underlying asset could be less than its call threshold level on any observation date (including the final valuation date) and that the final level of each underlying asset could be less than its downside threshold and, as a consequence, indicates an increased risk of the Notes not being subject to an automatic call and an increased risk of loss, respectively. All things being equal, this greater expected volatility will generally be reflected in a higher call return rate than the yield payable on our conventional debt securities with a similar maturity or on otherwise comparable securities, and/or lower downside thresholds and/or call threshold levels than those terms on otherwise comparable securities. Therefore, a relatively higher call return rate may indicate an increased risk of loss. Further, relatively lower downside thresholds and/or call threshold levels may not necessarily indicate that the Notes have a greater likelihood of a return of principal at maturity and/or paying the call price. You should be willing to accept the downside market risk of the least performing underlying asset and the potential to lose a significant portion or all of your investment in the Notes.

♦Reinvestment risk — The Notes will be subject to an automatic call if the closing level of each underlying asset is equal to or greater than its call threshold level on any observation date (including the final valuation date) set forth herein. Because the call threshold levels are less than the initial level of each underlying asset, the Notes will be subject to an automatic call unless the closing level of any underlying asset declines to less than its call threshold level on any observation date. Because the Notes could be subject to an automatic call, the term of your investment may be limited. In the event that the Notes are subject to an automatic call, there is no guarantee that you would be able to reinvest the proceeds at a comparable return and/or with a comparable call return rate for a similar level of risk. In addition, to the extent you are able to reinvest such proceeds in an investment comparable to the Notes, you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new securities. Generally, however, the longer the Notes remain outstanding, the less likely the Notes will be subject to an automatic call due to the decline in the level of an underlying asset and the shorter time remaining for the level of any such underlying asset to recover. Such periods generally coincide with a period of greater risk of principal loss on your Notes.

♦You are exposed to the market risk of each underlying asset — Your return on the Notes is not linked to a basket consisting of the underlying assets. Rather, it will be contingent upon the performance of each individual underlying asset. Unlike an instrument with a return linked to a basket of indices, common stocks or other underlying securities, in which risk is mitigated and diversified among all of the components of the basket, you will be exposed equally to the risks related to each underlying asset. Poor performance by any underlying asset over the term of the Notes will negatively affect your return and will not be offset or mitigated by a positive performance by any other underlying asset. For instance, you may receive a negative return equal to the underlying return of the least performing underlying asset if the Notes are not subject to an automatic call and the final level of any underlying asset is less than its downside threshold, even if the underlying return of any other underlying asset is positive or has not declined as much. Accordingly, your investment is subject to the market risk of each underlying asset.

♦Because the Notes are linked to the least performing underlying asset, you are exposed to a greater risk of not receiving the call return and losing a significant portion or all of your investment at maturity than if the Notes were linked to a single underlying asset or fewer underlying assets — The risk that you will not receive the call return and lose a significant portion or all of your investment in the Notes is greater if you invest in the Notes than the risk of investing in substantially similar securities that are linked to the performance of a single underlying asset or to fewer underlying assets. With more underlying assets, it is more likely that the closing level or final level of any underlying asset will be less than its call threshold level or downside threshold on any observation date or the final valuation date, respectively, than if the Notes were linked to a single underlying asset or fewer underlying assets.

In addition, the lower the correlation is between the performance of a pair of underlying assets, the more likely it is that one of the underlying assets will decline in value to a closing level or final level, as applicable, that is less than its call threshold level or downside threshold on any observation date or on the final valuation date, respectively. Although the correlation of the underlying assets’ performance may change over the term of the Notes, the economic terms of the Notes, including the call return rate, downside thresholds and call threshold levels are determined, in part, based on the correlation of the underlying assets’ performance calculated using our internal models at the time when the terms of the Notes are finalized. All things being equal, a higher call return rate and lower downside thresholds and call threshold levels are generally associated with lower correlation of the underlying assets. Therefore, if the performance of a pair of underlying assets is not correlated to each other or is negatively correlated, the risk that you will not receive the call return rate or that the final level of any underlying asset will be less than its downside threshold is even greater despite a lower call threshold level and/or downside threshold. With three underlying assets, it is more likely that the performance of one pair of underlying assets will not be correlated, or will be negatively correlated. Therefore, it is more likely that you will not receive any call return, that the final level of any underlying asset will be less than its downside threshold and that you will lose a significant portion or all of your investment at maturity.

Risks Relating to Characteristics of the Underlying Assets

♦Market risk — The return on the Notes, which may be negative, is directly linked to the performance of the underlying assets and indirectly linked to the value of the underlying constituents. The level of the underlying assets can rise or fall sharply due to factors specific to the underlying assets and their underlying constituents and their issuers (each, an “underlying constituent issuer”), such as stock price volatility, earnings and financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market or commodity market volatility and levels, interest rates and economic, political and other conditions. You, as an investor in the Notes, should conduct your own investigation into the underlying assets and underlying constituents.

♦There can be no assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the levels of the underlying assets will rise or fall and there can be no assurance that the closing level of each underlying asset will be equal to or greater than its call threshold level on any observation date, or, if the Notes are not subject to an automatic call prior to maturity, that the final level of each underlying asset will be equal to or greater than its downside threshold. The level of each underlying asset will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying constituent issuers. You should be willing to accept the downside risks associated with the relevant markets tracked by each such underlying asset in general and the underlying assets and their underlying constituents in particular, and the risk of losing a significant portion or all of your investment.

♦The underlying assets reflect price return, not total return — The return on your Notes is based on the performance of the underlying assets, which reflect the changes in the market prices of the underlying constituents. Your Notes are not, however, linked to a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect any dividends paid on the underlying constituents. The return on your Notes will not include such a total return feature or any dividend component.

♦The Notes are subject to small-capitalization stock risks — The Notes are subject to risks associated with small-capitalization companies because the Russell 2000® Index is comprised of stocks of companies that may be considered small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore such index may be more volatile than an index in which a greater percentage of its constituents are issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded. In addition, small-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often given less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

♦The S&P 500® Equal Weight Index may underperform the S&P 500® Index — The S&P 500® Equal Weight Index is composed of the same underlying constituents as the S&P 500® Index, but weights those underlying constituents equally (as rebalanced each quarter) rather than based on market capitalization as in the S&P 500® Index. As a result, the companies with the largest market capitalizations will have a smaller impact on the performance of the S&P 500® Equal Weight Index than on the performance of the S&P 500® Index. If larger market capitalization companies outperform smaller market capitalization companies, then the S&P 500® Equal Weight Index will underperform the S&P 500® Index, perhaps significantly.

♦Changes affecting the underlying assets could have an adverse effect on the market value of, and any amount payable on, the Notes — The policies of each index sponsor as specified under “Information About the Underlying Assets” (together, the “index sponsors”), concerning additions, deletions and substitutions of the underlying constituents and the manner in which the index sponsor takes account of certain changes affecting those underlying constituents may adversely affect the level of the underlying assets. The policies of the index sponsors with respect to the calculation of the underlying assets could also adversely affect the levels of the underlying assets. The index sponsors may discontinue or suspend calculation or dissemination of the underlying assets. Any such actions could have an adverse effect on the market value of, and any amount payable on, the Notes.

♦BNS and the Agents cannot control actions by the index sponsors and the index sponsors have no obligation to consider your interests — None of BNS, UBS or our or their respective affiliates are affiliated with the index sponsors or have any ability to control or predict their actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the underlying assets. The index sponsors are not involved in the Notes offering in any way and have no obligation to consider your interest as an owner of the Notes in taking any actions that might negatively affect the market value of, and any amount payable on, the Notes.

Risks Relating to Estimated Value and Liquidity

♦Neither BNS’ nor SCUSA’s estimated value of the Notes at any time is determined by reference to credit spreads or the borrowing rate BNS would pay for its conventional fixed-rate debt securities — BNS’ initial estimated value of the Notes and SCUSA’s estimated value of the Notes at any time are determined by reference to BNS’ internal funding rate. The internal funding rate used in the determination of the estimated value of the Notes generally represents a discount from the credit spreads for BNS’ conventional fixed-rate debt securities and the borrowing rate BNS would pay for its conventional fixed-rate debt securities. This discount is based on, among other things, BNS’ view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for BNS’ conventional fixed-rate debt. If the interest rate implied by the credit spreads for BNS’ conventional fixed-rate debt securities, or the borrowing rate BNS would pay for its conventional fixed-rate debt securities were to be used, BNS would expect the economic terms of the Notes to be more favorable to you. Consequently, the use of an internal funding rate for the Notes increases the estimated value of the Notes at any time and has an adverse effect on the economic terms of the Notes.

♦BNS’ initial estimated value of the Notes does not represent future values of the Notes and may differ from others’ (including SCUSA’s) estimates — BNS’ initial estimated value of the Notes was determined by reference to its internal pricing models on the trade date. These pricing models consider certain factors, such as BNS’ internal funding rate on the trade date, the expected term of the Notes, market conditions and other relevant factors existing at that time, and BNS’ assumptions about market parameters, which can include volatility of the underlying assets, correlation of the underlying assets, dividend rates, interest rates and other factors. Different pricing models and assumptions (including the pricing models and assumptions used by SCUSA) could provide valuations for the Notes that are different, and perhaps materially lower, from BNS’ initial estimated value. Therefore, the price at which SCUSA would buy or sell your Notes (if SCUSA makes a market, which it is not obligated to do) may be materially lower than BNS’ initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.

♦The Notes have limited liquidity — The Notes will not be listed on any securities exchange or automated quotation system. Therefore, there may be little or no secondary market for the Notes. SCUSA and any other affiliates of BNS intend, but are not required, to make a market in the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because we do not expect that other broker-dealers will participate in the secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which SCUSA is willing to purchase the Notes from you. If at any time SCUSA does not make a market in the Notes, it is likely that there would be no secondary market for the Notes. Accordingly, you should be willing to hold your Notes to maturity.

♦The price at which SCUSA would buy or sell the Notes (if SCUSA makes a market, which it is not obligated to do) will be based on SCUSA’s estimated value of the Notes and, depending on your broker, may be less than the valuation provided on your customer account statement — SCUSA’s estimated value of the Notes is determined by reference to its pricing models and takes into account BNS’ internal funding rate. If SCUSA buys or sells the Notes it will do so at prices that reflect the estimated value determined by reference to SCUSA’s pricing models at that time. The price at which SCUSA will buy or sell the Notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes. The value provided by SCUSA on its customer account statements is based on these pricing models. As a result, depending on your broker, SCUSA or its affiliates may offer to buy or sell the Notes in the secondary market at a price that is less than the valuation provided on your broker’s customer account statements. Investors should inquire as to the valuation provided on their customer account statement provided by unaffiliated dealers, including UBS. As described above, SCUSA and its affiliates intend, but are not required, to make a market in the Notes and may stop making a market at any time.

SCUSA’s pricing models consider certain variables, including principally BNS’ internal funding rate, interest rates (forecasted, current and historical rates), volatility of the underlying assets, correlation of the underlying assets, price-sensitivity analysis and the time to maturity of the Notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your Notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of the Notes determined by reference to SCUSA’s models, taking into account BNS’ internal funding rate, due to, among other things, any differences in pricing models or assumptions used by others. If SCUSA calculated its estimated value of the Notes by reference to BNS’ credit spreads or the borrowing rate BNS would pay for its conventional fixed-rate debt securities (as opposed to BNS’ internal funding rate), the price at which SCUSA would buy or sell the Notes (if SCUSA makes a market, which it is not obligated to do) could be significantly lower.

In addition to the factors discussed above, the value and quoted price of the Notes at any time will reflect many factors and cannot be predicted. If SCUSA makes a market in the Notes, the price quoted by SCUSA would reflect any changes in market conditions and other relevant factors, including any deterioration in BNS’ creditworthiness or perceived creditworthiness. These changes may adversely affect the value of the Notes, including the price you may receive for the Notes in any market making transaction. To the extent that SCUSA makes a market in the Notes, the quoted price will reflect the estimated value determined by reference to SCUSA’s pricing models at that time, plus or minus SCUSA’s then current bid and ask spread for similar sized trades of structured notes. Furthermore, if you sell your Notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your Notes in a secondary market sale.

♦The price of the Notes prior to maturity will depend on a number of factors and may be substantially less than the principal amount — Because structured notes, including the Notes, can be thought of as having a debt component and a derivative component, factors that influence the values of debt instruments and options and other derivatives will also affect the terms and features of the Notes at issuance and the market price of the Notes prior to maturity. Some of these factors include, but are not limited to: (i) actual or anticipated changes in the levels of the underlying assets over the full term of the Notes, (ii) volatility of the levels of the underlying assets and their respective underlying constituents and the market's perception of future volatility of the underlying assets, (iii) the correlation of the underlying assets and the market’s perception of future correlation of the underlying assets, (iv) changes in interest rates generally, (v) any actual or anticipated changes in our credit ratings or credit spreads, (vi) dividend yields on the underlying constituents and (vii) time remaining to maturity. In particular, because the provisions of the Notes relating to the call return and the payment at maturity behave like options, the value of the Notes will vary in ways which are non-linear and may not be intuitive.

Depending on the actual or anticipated levels of the underlying assets and other relevant factors, the market value of the Notes may decrease and you may receive substantially less than the principal amount if you sell your Notes prior to maturity regardless of the levels of the underlying assets at such time.

Risks Relating to Hedging Activities and Conflicts of Interest

♦Hedging activities by BNS and SCUSA may negatively impact investors in the Notes and cause our respective interests and those of our clients and counterparties to be contrary to those of investors in the Notes —We, SCUSA or one or more of our other affiliates has hedged or expects to hedge our obligations under the Notes. Such hedging transactions may include entering into swap or similar agreements, purchasing shares of the underlying constituents and/or purchasing futures, options and/or other instruments linked to one or more underlying assets and/or the underlying constituents. We, SCUSA or one or more of our or their respective affiliates also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to one or more underlying assets and/or one or more of the underlying constituents, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the final valuation date. We, SCUSA or one or more of our or their respective affiliates may also enter into, adjust and unwind hedging transactions relating to other basket- or index-linked Notes whose returns are linked to changes in the levels of one or more underlying assets and/or underlying constituents. Any of these hedging activities may adversely affect the levels of such underlying assets— directly or indirectly by affecting the price of their underlying constituents — and therefore the market value of the Notes and the amount you will receive, if any, on the Notes.

You should expect that these transactions will cause BNS, SCUSA or our other affiliates, or our or their respective clients or counterparties, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the Notes. None of BNS, SCUSA or any of our other affiliates will have any obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the Notes, and any of the foregoing may receive substantial returns with respect to these hedging activities while the market value of, and return on, the Notes declines.

♦We, the Agents and our or their respective affiliates regularly provide services to, or otherwise have business relationships with, a broad client base, which has included and may include us and the underlying constituent issuers and the market activities by us, the Agents or our or their respective affiliates for our or their own respective accounts or for our or their respective clients could negatively impact investors in the Notes — We, the Agents and our or their respective affiliates regularly provide a wide range of financial services, including financial advisory, investment advisory and transactional services to a substantial and diversified client base. As such, we each may act as an investor, investment banker, research provider, investment manager, investment adviser, market maker, trader, prime broker or lender. In those and other capacities, we, the Agents and/or our or their respective affiliates purchase, sell or hold a broad array of investments, actively trade securities (including the Notes or other securities that we have issued), the underlying constituents, derivatives, loans, credit default swaps, indices, baskets and other financial instruments and products for our or their own respective accounts or for the accounts of our or their respective customers, and we will have other direct or indirect interests, in those securities and in other markets that may not be consistent with your interests and may adversely affect the level of the underlying assets and/or the value of the Notes. You should assume that we or they will, at present or in the future, provide such services or otherwise engage in transactions with, among others, us and the underlying constituent issuers, or transact in securities or instruments or with parties that are directly or indirectly related to these entities. These services could include making loans to or equity investments in those companies, providing financial advisory or other investment banking services, or issuing research reports. Any of these financial market activities may, individually or in the aggregate, have an adverse effect on the level of the underlying assets and the market for your Notes, and you should expect that our interests and those of the Agents and/or our or their respective affiliates, clients or counterparties, will at times be adverse to those of investors in the Notes.

You should expect that we, the Agents, and our or their respective affiliates, in providing these services, engaging in such transactions, or acting for our or their own respective accounts, may take actions that have direct or indirect effects on the Notes or other securities that we may issue, the underlying constituents or other securities or instruments similar to or linked to the foregoing, and that such actions could be adverse to the interests of investors in the Notes. In addition, in connection with these activities, certain personnel within us, the Agents or our or their respective affiliates may have access to confidential material non-public information about these parties that would not be disclosed to investors in the Notes.

We, the Agents and our or their respective affiliates regularly offer a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to the Notes or other securities that we may issue, the underlying constituents or other securities or instruments similar to or linked to the foregoing. Investors in the Notes should expect that we, the Agents and our or their respective affiliates offer securities, financial instruments, and other products that may compete with the Notes for liquidity or otherwise.

♦Potential impact on price by BNS or the Agents — Trading or transactions by BNS, the Agents or our or their respective affiliates in the underlying assets or any underlying constituents, listed and/or over-the-counter options, futures, exchange-traded funds or other instruments with returns linked to the performance of the underlying assets or any underlying constituents may adversely affect the levels of the underlying assets or underlying constituents and, therefore, the market value of the Notes, the likelihood of the Notes being automatically called and receiving the call return on any call settlement date. See “— Hedging activities by BNS and SCUSA may negatively impact investors in the Notes and cause our respective interests and those of our clients and counterparties to be contrary to those of investors in the Notes” for additional information regarding hedging-related transactions and trading.

♦The calculation agent will have significant discretion with respect to the Notes, which may be exercised in a manner that is adverse to your interests — The calculation agent will be an affiliate of BNS. The calculation agent will determine whether the Notes are automatically called and the call return is payable to you on any call settlement date and the payment at maturity of the Notes, if any, based on observed closing levels of the underlying assets. The calculation agent can postpone the determination of the closing level or final level of an underlying asset (and therefore the related call settlement date or maturity date, as applicable) if a market disruption event occurs and is continuing with respect to such underlying asset on any observation date (including the final valuation date).

♦Potentially inconsistent research, opinions or recommendations by BNS or the Agents — BNS, the Agents and our or their respective affiliates may publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by BNS, the Agents or our or their respective affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the underlying assets to which the Notes are linked.

Risks Relating to General Credit Characteristics

♦Credit risk of BNS — The Notes are senior, unsecured debt obligations of BNS and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of BNS to satisfy its obligations as they come due. As a result, BNS’ actual and perceived creditworthiness may affect the market value of the Notes. If BNS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose your entire investment in the Notes.

♦BNS is subject to the resolution authority under the CDIC Act — Although the Notes are not bail-inable debt securities under the CDIC Act, as described elsewhere in this pricing supplement, BNS remains subject generally to Canadian bank resolution powers under the CDIC Act. Under such powers, the Canada Deposit Insurance Corporation may in certain circumstances take actions that could negatively impact holders of the Notes and result in a loss on your investment. See “Risk Factors — Risks Related to the Bank’s Debt Securities” in the accompanying prospectus for more information.

Risks Relating to Canadian and U.S. Federal Income Taxation

♦Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation. See “Material Canadian Income Tax Consequences” and “What Are the Tax Consequences of the Notes?” herein.

Hypothetical Examples of How the Notes Might Perform

The below examples are based on hypothetical terms. The actual terms were set on the strike date and are indicated on the cover hereof.

The examples below illustrate the payment upon an automatic call or at maturity for a $10.00 Note on a hypothetical offering of the Notes, with the following assumptions (amounts may have been rounded for ease of analysis):

Principal Amount:	$10.00
Term:	Approximately 7 years
Call Return Rate:	6.00% per annum (or 1.50% per quarter)
Observation Dates:	Quarterly (callable after 12 months)
Initial Level:
Underlying Asset A: Underlying Asset B: Underlying Asset C:	100.00 100.00 100.00
Call Threshold Level:
Underlying Asset A:	95.00 (which is equal to 95.00% of its Initial Level)
Underlying Asset B:	95.00 (which is equal to 95.00% of its Initial Level)
Underlying Asset C:	95.00 (which is equal to 95.00% of its Initial Level)
Downside Threshold:
Underlying Asset A: Underlying Asset B: Underlying Asset C:	75.00 (which is equal to 75.00% of its Initial Level) 75.00 (which is equal to 75.00% of its Initial Level) 75.00 (which is equal to 75.00% of its Initial Level)

Example 1 — The Closing Level of each Underlying Asset is equal to or greater than its Call Threshold Level on the Observation Date corresponding to the first potential Call Settlement Date.

Date	Closing Level	Payment (per Note)
First Observation Date

Underlying Asset A: 95.00 (equal to or greater than Call Threshold Level)

Underlying Asset B: 110.00 (equal to or greater than Call Threshold Level)

Underlying Asset C: 98.00 (equal to or greater than Call Threshold Level)

$10.60 (Call Price)
	Total Payment:	$10.60 (6.00% total return)

Because the Notes are subject to an automatic call on the first potential call settlement date (which is approximately 12 months after the trade date), BNS will pay you on the call settlement date a total of $10.60 per Note, reflecting your principal amount plus the applicable call return, for a total return of 6.00% on the Notes. No further amount will be owed to you under the Notes.

Example 2 — The Closing Level of each Underlying Asset is equal to or greater than its Call Threshold Level on the Observation Date corresponding to the third Potential Call Settlement Date.

Date	Closing Level	Payment (per Note)
First through Second Observation Date	Underlying Asset A: Various (all equal to or greater than Call Threshold Level) Underlying Asset B: Various (all less than Call Threshold Level) Underlying Asset C: Various (all equal to or greater than Call Threshold Level)	$0.00
Third Observation Date

Underlying Asset A: 105.00 (equal to or greater than Call Threshold Level)

Underlying Asset B: 120.00 (equal to or greater than Call Threshold Level)

Underlying Asset C: 95.00 (equal to or greater than Call Threshold Level)

		$10.90 (Call Price)
	Total Payment:	$10.90 (9.00% total return)

Because the Notes are subject to an automatic call on the third potential call settlement date (which is approximately 18 months after the trade date), BNS will pay you on the call settlement date a total of $10.90 per Note, reflecting your principal amount plus the applicable call return, for a total return of 9.00% on the Notes. No further amount will be owed to you under the Notes.

Example 3 — The Closing Level of each Underlying Asset is equal to or greater than its Call Threshold Level on the Observation Date corresponding to the Final Valuation Date.

Date	Closing Level	Payment (per Note)
First through Twenty-Fourth Observation Date	Underlying Asset A: Various (all equal to or greater than Call Threshold Level) Underlying Asset B: Various (all less than Call Threshold Level) Underlying Asset C: Various (all equal to or greater than Call Threshold Level)	$0.00
Final Valuation Date

Underlying Asset A: 97.00 (equal to or greater than Call Threshold Level and Downside Threshold)

Underlying Asset B: 120.00 (equal to or greater than Call Threshold Level and Downside Threshold)

Underlying Asset C: 130.00 (equal to or greater than Call Threshold Level and Downside Threshold)

		$14.20 (Call Price)
	Total Payment:	$14.20 (42.00% total return)

Because the Notes are subject to an automatic call on the final valuation date (which is approximately 7 years after the trade date), BNS will pay you on the call settlement date (which is also the maturity date) a total of $14.20 per Note, reflecting your principal amount plus the applicable call return, for a total return of 42.00% on the Notes.

Example 4 — The Notes are NOT subject to an Automatic Call and the Final Level of each Underlying Asset is equal to or greater than its Downside Threshold.

Date	Closing Level	Payment (per Note)
First through Twenty-Fourth Observation Date	Underlying Asset A: Various (all equal to or greater than Call Threshold Level) Underlying Asset B: Various (all less than Call Threshold Level) Underlying Asset C: Various (all equal to or greater than Call Threshold Level)	$0.00
Final Valuation Date

Underlying Asset A: 115.00 (equal to or greater than Call Threshold Level and Downside Threshold)

Underlying Asset B: 75.00 (less than Call Threshold Level; equal to or greater than Downside Threshold)

Underlying Asset C: 140.00 (equal to or greater than Call Threshold Level and Downside Threshold)

		$10.00 (Payment at Maturity)
	Total Payment:	$10.00 (0.00% total return)

Because the Notes are not subject to an automatic call and the final level of each underlying asset is equal to or greater than its downside threshold, BNS will pay you at maturity a total of $10.00 per Note (reflecting your principal amount), for a total return of 0.00% on the Notes.

Example 5 — The Notes are NOT subject to an Automatic Call and the Final Level of an Underlying Asset is less than its Call Threshold Level and Downside Threshold.

Date	Closing Level	Payment (per Note)
First through Twenty-Fourth Observation Dates	Underlying Asset A: Various (all equal to or greater than Call Threshold Level) Underlying Asset B: Various (all less than Call Threshold Level) Underlying Asset C: Various (all equal to or greater than Call Threshold Level)	$0.00
Final Valuation Date

Underlying Asset A: 40.00 (less than Call Threshold Level and Downside Threshold)

Underlying Asset B: 125.00 (equal to or greater than Call Threshold Level and Downside Threshold)

Underlying Asset C: 110.00 (equal to or greater than Call Threshold Level and Downside Threshold)

		$10.00 × (1 + Underlying Return of the Least Performing Underlying Asset) = $10.00 × [1 + (-60.00%)] = $10.00 × 40.00% = $4.00 (Payment at Maturity)
	Total Payment:	$4.00 (60.00% loss)

Because the Notes are not subject to an automatic call and the final level of underlying asset A is less than its call threshold level and downside threshold, you will be exposed to the negative underlying return of the least performing underlying asset and BNS will pay you at maturity $4.00 per Note, for a loss on the Notes of 60.00%.

We make no representation or warranty as to which of the underlying assets will be the least performing underlying asset for the purposes of calculating your actual payment at maturity.

Investing in the Notes involves significant risks. The Notes differ from ordinary debt securities in that BNS is not necessarily obligated to repay the principal amount. If the Notes are not subject to an automatic call, you may lose a significant portion or all of your investment in the Notes. Specifically, if the Notes are not subject to an automatic call and the final level of any underlying asset is less than its downside threshold, you will lose a percentage of your principal amount equal to the underlying return of the least performing underlying asset and, in extreme situations, you could lose your entire investment in the Notes.

You will be exposed to the market risk of each underlying asset on each observation date, including the final valuation date, and any decline in the level of one underlying asset may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the level of any other underlying asset. Any payment on the Notes, including any payments in respect of an automatic call or any repayment of principal, is subject to the creditworthiness of BNS. If BNS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment in the Notes.

Information About the Underlying Assets

All disclosures contained in this document regarding each underlying asset are derived from publicly available information. BNS has not conducted any independent review or due diligence of any publicly available information with respect to any underlying asset. Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. You should make your own investigation into each underlying asset.

Included below is a brief description of each underlying asset. This information has been obtained from publicly available sources. Set forth below for each underlying asset is a graph that illustrates the past performance for such underlying asset. The information given below is for the period indicated. We obtained the past performance information set forth below from Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical levels of any underlying asset as an indication of future performance.

Dow Jones Industrial Average®

We have derived all information contained herein regarding the Dow Jones Industrial Average® (“INDU”), including without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC (its “sponsor”), and/or its affiliates.

INDU is a price-weighted index composed of 30 stocks that measures the performance of some of the largest U.S. companies selected at the discretion of an Averages Committee that selects the components as the largest and leading stocks of the sectors that are representative of the U.S. equity market, excluding the transportation and utilities industries. Please see “Indices — The Dow Jones Industrial Average®” in the accompanying underlier supplement for additional information regarding INDU, the sponsor, and our license agreement with respect to INDU. Additional information regarding INDU, including its sectors, sector weightings and top constituents, may be available on its sponsor’s website.

Historical Information

The graph below illustrates the performance of INDU from January 1, 2016 through October 30, 2026, based on the daily closing levels as reported by Bloomberg, without independent verification. The closing level of INDU on October 30, 2026 was 51,770.31. The dotted lines represent, respectively, its call threshold level of 49,181.79, which is equal to 95.00% of its initial level, and its downside threshold of 38,827.73, which is equal to 75.00% of its initial level. Past performance of the underlying asset is not indicative of the future performance of the underlying asset during the term of the Notes.

Russell 2000® Index

We have derived all information contained herein regarding the Russell 2000® Index (“RTY”), including without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by, FTSE Russell (its “index sponsor”), and/or its affiliates.

RTY is designed to track the performance of the small capitalization segment of the U.S. equity market. It includes the stocks of approximately 2,000 of the smallest companies that form the Russell 3000® Index, which is comprised of approximately 3,000 of the largest U.S. companies. Please see “Indices — The Russell 2000® Index” in the accompanying underlier supplement for additional information regarding RTY, its index sponsor and our license agreement with respect to RTY. Additional information regarding RTY, including its sectors, sector weightings and top constituents, may be available on its index sponsor’s website.

Historical Information

The graph below illustrates the performance of RTY from January 1, 2016 through October 30, 2026, based on the daily closing levels as reported by Bloomberg, without independent verification. The closing level of RTY on October 30, 2026 was 2,811.844. The dotted lines represent, respectively, its call threshold level of 2,671.252, which is equal to 95.00% of its initial level, and its downside threshold of 2,108.883, which is equal to 75.00% of its initial level. Past performance of the underlying asset is not indicative of the future performance of the underlying asset during the term of the Notes.

3,500
3,000
2,500
2,000
1,500
1,000
500
0
Jan-2016
Jan-2017
Jan-2018
Jan-2019
Jan-2020
Jan-2021
Jan-2022
Jan-2023
Jan-2024
Jan-2025
Jan-2026

S&P 500® Equal Weight Index

We have derived all information contained herein regarding the S&P 500® Equal Weight Index (“SPW”), including without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC (its “index sponsor”), and/or its affiliates.

The SPW is an equal-weighted version of the S&P 500® Index with the same index composition as the S&P 500® Index, and SPW constituent changes are incorporated in the SPW, as and when they are made in the S&P 500® Index. Please see “Indices—The S&P 500® Equal Weight Index” in the accompanying underlier supplement for additional information regarding the SPW, its sponsor and our license agreement with respect to the SPW. Additional information regarding the SPW, including its sectors, sector weightings and top constituents, may be available on its index sponsor’s website.

Historical Information

The graph below illustrates the performance of SPW from January 1, 2016 through October 30, 2026, based on the daily closing levels as reported by Bloomberg, without independent verification. The closing level of SPW on October 30, 2026 was 8,842.30. The dotted lines represent, respectively, its call threshold level of 8,400.19, which is equal to 95.00% of its initial level, and its downside threshold of 6,631.73, which is equal to 75.00% of its initial level. Past performance of the underlying asset is not indicative of the future performance of the underlying asset during the term of the Notes.

10,000
9,000
8,000
7,000
6,000
5,000
4,000
3,000
2,000
1,000
0
Jan-2016
Jan-2017
Jan-2018
Jan-2019
Jan-2020
Jan-2021
Jan-2022
Jan-2023
Jan-2024
Jan-2025
Jan-2026

Correlation of the Underlying Assets

The graph below illustrates the daily performance of the underlying assets from January 1, 2016 through October 30, 2026. For comparison purposes, each underlying asset has been normalized to have a closing level of 100 on January 1, 2016 by dividing the closing level of that underlying asset on each trading day by the closing level of that underlying asset on January 1, 2016 and multiplying by 100. We obtained the closing levels used to determine the normalized closing levels set forth below from Bloomberg, without independent verification.

The closer the relationship of the daily returns of the underlying assets over a given period, the more positively correlated those underlying assets are. The lower (or more negative) the correlation of the underlying assets, the less likely it is that those underlying assets will move in the same direction and therefore, the greater the potential for the closing level or final level of one of those underlying assets to be less than its call threshold level or downside threshold on an observation date or on the final valuation date, respectively. This is because the less positively correlated the underlying assets are, the greater the likelihood that at least one of the underlying assets will decrease in value. However, even if the underlying assets have a higher positive correlation, one or more of the underlying assets might be less than its call threshold level or downside threshold on an observation date or the final valuation date, respectively, as the underlying assets may decrease in value together. Although the correlation of the underlying assets’ performance may change over the term of the Notes, the correlations referenced in setting the terms of the Notes are calculated using BNS’ internal models at the time when the terms of the Notes are set and are not derived from the daily returns of the underlying assets over the period set forth below. A higher call return rate is generally associated with lower correlation of the underlying assets, which reflects a greater potential that the Notes will not be subject to an automatic call and that you will suffer a loss on your investment at maturity. See “Key Risks — Risks Relating to Return Characteristics —  A higher call return rate or lower downside thresholds or call threshold levels may reflect greater expected volatility of the underlying assets, and greater expected volatility generally indicates an increased risk of loss at maturity ”, “— You are exposed to the market risk of each underlying asset” and “— Because the Notes are linked to the least performing underlying asset, you are exposed to a greater risk of not receiving the call return and losing a significant portion or all of your investment at maturity than if the Notes were linked to a single underlying asset or fewer underlying assets“ herein.

Past performance of the underlying assets is not indicative of the future performance of the underlying assets.

What Are the Tax Consequences of the Notes?

The U.S. federal income tax consequences of your investment in the Notes are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Notes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS.

U.S. Tax Treatment. Pursuant to the terms of the Notes, BNS and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize the Notes as prepaid derivative contracts with respect to the underlying assets. If your Notes are so treated, you should generally recognize long-term capital gain or loss if you hold your Notes for more than one year (and, otherwise, short-term capital gain or loss) upon the taxable disposition (including cash settlement) of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. The deductibility of capital losses is subject to limitations.

Although uncertain, it is possible that the call return, or proceeds received from the taxable disposition of your Notes prior to the call settlement date that could be attributed to the expected call return, could be treated as ordinary income. You should consult your tax advisor regarding this risk.

Based on certain factual representations received from us, our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, is of the opinion that it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement.

Except to the extent otherwise required by law, BNS intends to treat your Notes for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement unless and until such time as the IRS and the Treasury determine that some other treatment is more appropriate.

Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Notes. According to Notice 2008-2, the IRS and the Treasury are considering whether a holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. According to the Notice, the IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance and potential impact of the above considerations.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the Notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.

Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their Notes if they do not hold their Notes in an account maintained by a financial institution and the aggregate value of their Notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its Notes and fails to do so.

Non-U.S. Holders. Subject to Section 897 of the Code and Section 871(m) of the Code, and “FATCA”, each discussed below, if you are a non-U.S. holder you should generally not be subject to U.S. withholding tax with respect to payments on your Notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes if you comply with certain certification and identification requirements as to your non-U.S. status (by providing us (and/or the applicable withholding agent) with a fully completed and duly executed applicable IRS Form W-8). Subject to Section 897 of the Code and Section 871(m) of the Code, discussed below, gain realized from the taxable disposition of a Note generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by you in the U.S., (ii) you are a non-resident alien individual and are present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) you have certain other present or former connections with the U.S.

Section 897. We will not attempt to ascertain whether any underlying constituent issuer would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Notes should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If any such entity and/or the Notes were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of a Note upon a taxable disposition of the Note to U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of any such entity as a USRPHC and/or the Notes as USRPI.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2029.

Based on our determination that the Notes are not “delta-one” with respect to any underlying asset or underlying constituents, our special U.S. tax counsel is of the opinion that the Notes should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the Notes are set. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after the date the terms are set, it is possible that your Notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting an underlying asset, any underlying constituents or your Notes, and following such occurrence your Notes could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Notes under these rules if a non-U.S. holder enters, or has entered, into certain other transactions in respect of an underlying asset, any underlying constituents or the Notes. A non-U.S. holder that enters, or has entered, into other transactions in respect of an underlying asset, any underlying constituents or the Notes should consult its tax advisor regarding the application of Section 871(m) of the Code to its Notes in the context of its other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Notes.

FATCA. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits and income, and the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.

Backup Withholding and Information Reporting. The proceeds received from a taxable disposition of the Notes will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders. A Note may be subject to U.S. federal estate tax if an individual non-U.S. holder holds the Note at the time of his or her death. The gross estate of a non-U.S. holder domiciled outside the U.S. includes only property situated in the U.S. Individual non-U.S. holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the Notes at death.

Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Notes purchased after the bill was enacted to accrue interest income over the term of the Notes despite the fact that there will be no interest payments over the term of the Notes.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Notes.

Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes arising under the laws of any state, local, non-U.S. or other taxing jurisdiction (including that of BNS).

Material Canadian Income Tax Consequences

See “Supplemental Discussion of Canadian Tax Consequences” in the accompanying product supplement for a discussion of the material Canadian income tax consequences of an investment in the Notes.

Additional Information Regarding Estimated Value of the Notes

On the cover page of this pricing supplement, BNS has provided the initial estimated value for the Notes. The initial estimated value was determined by reference to BNS’ internal pricing models, which take into consideration certain factors, such as BNS’ internal funding rate on the trade date and BNS’ assumptions about market parameters. For more information about the initial estimated value, see “Key Risks — Risks Relating to Estimated Value and Liquidity” herein.

The economic terms of the Notes (including the call return rate, call threshold level and downside threshold) are based on BNS’ internal funding rate, which is the rate BNS would pay to borrow funds through the issuance of similar market-linked Notes and the economic terms of certain related hedging arrangements. BNS’ internal funding rate is typically lower than the rate BNS would pay when it issues conventional fixed rate debt securities as discussed further herein under “Key Risks — Risks Relating to Estimated Value and Liquidity — Neither BNS’ nor SCUSA’s estimated value of the Notes at any time is determined by reference to credit spreads or the borrowing rate BNS would pay for its conventional fixed-rate debt securities”. BNS’ use of its internal funding rate reduces the economic terms of the Notes to you.

We urge you to read the “Key Risks — Risks Relating to Estimated Value and Liquidity” in this pricing supplement for additional information.

Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

SCUSA, our affiliate, has agreed to purchase the Notes at the principal amount and, as part of the distribution of the Notes, has agreed to sell the Notes to UBS at the principal amount. UBS offered the Notes at the issue price to certain fee-based advisory accounts for which UBS is an investment adviser. In accordance with the terms of a distributor accession letter, UBS has been appointed as a distribution agent under the distribution agreement and has agreed to purchase Notes from BNS or its affiliates.

In addition, SCUSA and our other affiliates may use the accompanying product supplement, underlier supplement, prospectus supplement and prospectus to which this pricing supplement relates in market-making transactions after the initial sale of the Notes. While SCUSA intends to make a market in the Notes, it is under no obligation to do so and may discontinue any market-making activities at any time without notice. See “Key Risks — Risks Relating to Estimated Value and Liquidity — The Notes have limited liquidity” herein and the sections titled “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement and prospectus supplement for additional information.

Conflicts of Interest —SCUSA is an affiliate of BNS and, as such, has a “conflict of interest” in this offering within the meaning of the Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, BNS will receive the gross proceeds from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. SCUSA is not permitted to sell Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

In the ordinary course of their various business activities, SCUSA, UBS and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of BNS. SCUSA, UBS and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Prohibition of Sales to EEA Retail Investors — The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of the following: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014 (the “EU PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.

Prohibition of Sales to United Kingdom Retail Investors — The Notes are not intended to be offered, sold, distributed or otherwise made available to and should not be offered, sold, distributed or otherwise made available to any retail investor in the United Kingdom (the “UK”). For these purposes, a retail investor means a person who is either one (or both) of the following: (i) not a professional client as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”) or (ii) not a qualified investor as defined in paragraph 15 of Schedule 1 to the Public Offers and Admissions to Trading Regulations 2024. Consequently no disclosure document required by the UK Financial Conduct Authority (the “FCA”) Product Disclosure Sourcebook (“DISC”) for offering, selling or distributing the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering, selling or distributing the Notes or otherwise making them available to any retail investor in the UK may be unlawful under DISC and the Consumer Composite Investments (Designated Activities) Regulation 2024.

Validity of the Notes

In the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP, as special counsel to BNS, when the Notes offered by this pricing supplement have been executed and issued by BNS and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the Notes will be valid and binding obligations of BNS, enforceable against BNS in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Canadian law, Fried, Frank, Harris, Shriver & Jacobson LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by Osler, Hoskin & Harcourt LLP, Canadian legal counsel for BNS, in its opinion expressed below. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the Notes, authentication of the Notes and the genuineness of signatures and certain factual matters, all as stated in the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP dated August 28, 2026 filed with the SEC as Exhibit 5.3 to the Registration Statement on Form F-3 on August 28, 2026.

In the opinion of Osler, Hoskin & Harcourt LLP, the issue and sale of the Notes has been duly authorized by all necessary corporate action of BNS in conformity with the Indenture, and when the Notes have been duly executed, authenticated and issued in accordance with the Indenture, and delivered against payment therefor, the Notes will be validly issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario or the federal laws of Canada applicable therein, will be valid obligations of BNS, subject to the following limitations (i) the enforceability of the Indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, preference, moratorium, arrangement or winding-up laws or other similar laws affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the Indenture may be limited by equitable principles, including the principle that equitable remedies such as specific performance and injunction may only be granted in the discretion of a court of competent jurisdiction; (iii) pursuant to the Currency Act (Canada) a judgment by a Canadian court must be awarded in Canadian currency and that such judgment may be based on a rate of exchange in existence on a day other than the day of payment; (iv) the enforceability of the Indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the Indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act; and (v) the provisions for the payment of interest (for the purposes of the Criminal Code (Canada)) may be unenforceable if those provisions create an obligation to pay interest in an amount or at a rate prohibited by the Criminal Code (Canada). This opinion is given as of the date hereof and is limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein. In addition, this opinion is subject to customary assumptions about the Trustees’ authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated August 28, 2026, which has been filed as Exhibit 5.2 to BNS’ Form F-3 filed with the SEC on August 28, 2026.